EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY ANNOUNCES DIVIDEND INCREASE AND FOURTH QUARTER 2009 RESULTS

Weingarten to Focus on Growth Strategy in 2010

Houston, February 24, 2010 --- Weingarten Realty (NYSE: WRI) announced today the results of its fourth quarter and year ended December 31, 2009.  In addition, the Company introduced its new supplemental financial package with additional information which can be found on the company’s website under the Investor Relations tab.

Net Income

The Company reported net income attributable to common shareholders of $72.6 million or $0.60 per diluted share for the fourth quarter of 2009, as compared to a net loss of $9.5 million or $0.11 per share for the same period in 2008.  For the twelve months ended December 31, 2009, the Company reported net income attributable to common shareholders of $135.6 million or $1.23 per share, as compared to net income attributable to common shareholders of $109.1 million or $1.28 per share for the same period in 2008.  As previously reported, the Company issued 32 million additional common shares in April of 2009, which significantly impacts all per share comparisons between years.

A reconciliation of net income attributable to common shareholders to FFO is included in the financial tables accompanying this press release.

Funds for Operations (“FFO”)

FFO for the fourth quarter of 2009 totaled $0.42 per diluted share or $51.6 million, as compared to $0.15 per share or $12.7 million for 2008.  FFO for the three months ended December 31, 2009 included $0.02 per share of impairment losses from operating property sales or contributions to joint ventures. FFO for the three months ended December 31, 2008 included $0.52 per share of impairment losses on land held for development, and $0.15 per share from gains related to the early retirement of debt. FFO excluding these items for the three months ended December 31, 2009 and December 31, 2008 would have been $0.44 and $0.52 per share respectively.

“While there were numerous items that impact the comparability of the results between years such as impairments, dispositions and interest capitalization, it is important to understand that operations negatively impacted FFO by only $8.2 million or $0.10 per share from 2008 to 2009.  We believe this was an outstanding performance in light of the severe economic conditions we faced in 2009,” stated Drew Alexander, President and Chief Executive Officer.

FFO Guidance

Weingarten narrowed its initial earnings guidance for 2010 based on its latest projections of operations, views of the retail market and economic conditions.  Full-year FFO is expected to be $1.58 to $1.70 per diluted share.

Operating Results

For the quarter, the Company produced strong leasing results with 311 new leases and renewals, totaling 1.7 million square feet and representing $15.3 million of annual revenue.  The 311 transactions were comprised of 148 new leases and 163 renewals which represent annual revenue of $7.3 million and $8.0 million, respectively.  For leases commencing during the quarter, the average rental rate was flat on a GAAP basis, and for the full year rental rates have increased 6.2%.

During the fourth quarter retail and industrial occupancy declined slightly to 91.8% and 87.8%, respectively, compared to third quarter occupancy of 92.1% for retail and 88.0% for industrial.  Overall occupancy for the fourth quarter was 90.8% compared to 91.1% during the third quarter of 2009.

Same Property Net Operating Income (NOI) was down 2.3% overall during the quarter, with retail properties down 2.0% and industrial properties down 4.8%.  Full year Same Property NOI was down 3.8%.

“Leasing velocity remains strong with 50 leases being signed in the last 10 days of 2009.   During the fourth quarter our production was up 40% from a year ago,” said Johnny Hendrix, Executive Vice President of Asset Management.

Financing

The Company reported earlier this month, it extended and renewed its revolving credit agreement.  The new $500 million revolver now matures in February 2013.  Currently, there is no outstanding balance under this agreement, as the Company has over $100 million in excess cash.  The excess cash and extended revolver positions the Company well for future growth opportunities.

“During 2009, Weingarten raised $1.2 billion through the sale of equity, secured and unsecured debt and one-off property sales including contributions made to joint ventures.  These proceeds significantly improved our liquidity position allowing us to reduce our short-term debt maturities“, said Steve Richter, Executive Vice President and CFO.

Dividend

On February 24, 2010, the Board of Trust Managers declared an increase in the common dividend to $0.26 per share for the first quarter of 2010. This represents a 4% increase resulting in an annualized dividend of $1.04 per share.  The dividend is payable in cash on March 15, 2010 to shareholders of record on March 8, 2010.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All common and preferred dividends are payable on March 15, 2010 to shareholders of record on March 8, 2010.

Looking Forward

The development program now includes only ten properties at various stages of development with an estimated Weingarten investment of $175 million when completed.  Weingarten’s strategic operating plan for 2010 is to continue to improve operating fundamentals, plant seeds for growth, and increase shareholder value.

“As we enter 2010, we feel our operations have stabilized providing comfort to increase the dividend by 4% to an annualized amount of $1.04 per share.  We are excited that our solid balance sheet, excess cash, full availability under the revolver and our national platform will allow Weingarten to direct our concentration on growth initiatives this year,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on February 25, 2010 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (no confirmation code). A replay and Podcast will also be available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling (800) 642-1687, identification number 49135088 until 11:59 PM Central Time on February 26, 2010.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At December 31, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 376 developed income-producing properties and 10 properties under various stages of construction and development. The total number of properties includes 307 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 76 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties

located in Arizona and Texas.   At December 31, 2009, the Company’s portfolio of properties was approximately 70.0 million square feet.  To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2009	2008	2009	2008
	AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
	Rentals, net	$136,479	$142,135	$554,107	$578,960
	Other Income	5,712	3,527	18,001	13,788
	Total Revenues	142,191	145,662	572,108	592,748
	Depreciation and Amortization	36,396	36,234	147,895	149,812
	Operating Expense	27,633	37,222	102,966	113,493
	Ad Valorem Taxes, net	16,199	16,549	70,678	70,618
	Impairment Loss	2,209	52,539	34,983	52,539
	General and Administrative Expense	6,732	5,987	25,930	25,761
	Total Expenses	89,169	148,531	382,452	412,223
	Operating Income	53,022	(2,869)	189,656	180,525
	Interest Expense, net	(37,960)	(37,594)	(153,207)	(156,318)
	Interest and Other Income, net	2,923	414	11,427	4,333
	Gain on Redemption of Convertible Senior Unsecured Notes		12,961	25,311	12,961
	Equity in Earnings (Loss) of Real Estate Joint Ventures and Partnerships, net	2,765	(3,341)	5,548	12,196
	Gain on Merchant Development Sales	69	102	18,688	8,342
	Benefit (Provision) for Income Taxes	702	13,210	(6,338)	10,219
	Income (Loss) from Continuing Operations	21,521	(17,117)	91,085	72,258
	Operating (Loss) Income from Discontinued Operations	(18)	1,841	3,160	11,617
	Gain on Sale of Property from Discontinued Operations	48,380	14,739	55,765	68,722
	Income from Discontinued Operations	48,362	16,580	58,925	80,339
	Gain on Sale of Property	12,892	1,897	25,266	1,998
	Net Income	82,775	1,360	175,276	154,595
Less:	Net Income Attributable to Noncontrolling Interests	(1,280)	(1,975)	(4,174)	(8,943)
	Net Income (Loss) Adjusted for Noncontrolling Interests	81,495	(615)	171,102	145,652
Less:	Preferred Share Dividends	(8,869)	(8,869)	(35,476)	(34,711)
	Redemption Costs of Preferred Shares				(1,850)
	Net Income (Loss) Attributable to Common Shareholders--Basic	$72,626	$(9,484)	$135,626	$109,091
	Earnings Per Common Share--Basic	$0.61	$(0.11)	$1.24	$1.29
	Net Income (Loss) Attributable to Common Shareholders--Diluted	$73,087	$(9,484)	$135,626	$109,091
	Earnings Per Common Share--Diluted	$0.60	$(0.11)	$1.23	$1.28

	Funds from Operations:
	Net Income (Loss) Attributable to Common Shareholders	$72,626	$(9,484)	$135,626	$109,091
	Depreciation and Amortization	34,765	35,602	144,211	150,137
	Depreciation and Amortization of Unconsolidated Joint Ventures	5,018	3,200	18,433	11,898
	Gain on Sale of Property	(61,270)	(16,629)	(81,006)	(70,066)
	Loss (Gain) on Sale of Property of Unconsolidated Joint Ventures		10	(4)	(2)
	Funds from Operations--Basic	$51,139	$12,699	$217,260	$201,058
	Funds from Operations Per Common Share--Basic	$0.43	$0.15	$1.98	$2.38
	Funds from Operations--Diluted	$51,600	$12,699	$217,260	$201,058
	Funds from Operations Per Common Share--Diluted	$0.42	$0.15	$1.97	$2.37
	Weighted Average Shares Outstanding--Basic	119,515	86,664	109,546	84,474
	Weighted Average Shares Outstanding--Diluted	122,162	86,664	110,178	84,917

		December 31,	December 31,
		2009	2008
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,658,396	$4,915,472
	Accumulated Depreciation	(856,281)	(812,323)
	Investment in Real Estate Joint Ventures and Partnerships, net	315,248	357,634
	Notes Receivable from Real Estate Joint Ventures and Partnerships	317,838	232,544
	Unamortized Debt and Lease Costs, net	103,396	119,464
	Accrued Rent and Accounts Receivable, net	96,372	103,873
	Cash and Cash Equivalents	153,584	58,946
	Restricted Deposits and Mortgage Escrows	12,778	33,252
	Other, net	89,054	105,350
	Total Assets	$4,890,385	$5,114,212

	Debt, net	$2,531,847	$3,148,636
	Accounts Payable and Accrued Expenses	137,727	179,432
	Other, net	114,155	90,461
	Total Liabilities	2,783,729	3,418,529

	Commitments and Contingencies		41,000

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,615	2,625
	Accumulated Additional Paid-In Capital	1,958,975	1,514,940
	Net Income Less Than Accumulated Dividends	(37,350)	(37,245)
	Accumulated Other Comprehensive Loss	(23,958)	(29,676)
	Shareholders' Equity	1,901,290	1,450,652
	Noncontrolling Interest	205,366	204,031
	Total Liabilities, Shareholders' Equity and Noncontrolling Interest	$4,890,385	$5,114,212